GENERAL SEMICONDUCTOR, INC.


           $172,500,000 5.75% Convertible Subordinated Notes Due 2006


                          SECOND SUPPLEMENTAL INDENTURE

                          Dated as of January 8, 2002

                                       to

                                    INDENTURE

                          Dated as of December 14, 1999

                                ---------------

                          The Bank of New York, Trustee

                      -----------------------------------


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                  SECOND SUPPLEMENTAL INDENTURE, dated as of January 8, 2002
(the "Second Supplemental Indenture"), among General Semiconductor, Inc., a Delaware corporation (the "Company"), Vishay Intertechnology, Inc., a Delaware corporation ("Vishay"), and The Bank of New York, a New York banking corporation, as Trustee under the Indenture referred to below (the "Trustee").

                  WHEREAS, the Company and the Trustee executed an Indenture, dated as of December 14, 1999 (as amended by the First Supplemental Indenture defined below, the "Indenture"), in respect of $172,500,000 in aggregate principal amount of 5.75% Convertible Subordinated Notes due 2006 (the "Notes"); and

                  WHEREAS, pursuant to an Agreement and Plan of Merger dated as of July 31, 2001, among the Company, Vishay and Vishay Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Vishay ("Vishay Acquisition"), Vishay Acquisition merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Vishay (the "Merger"); and

                  WHEREAS, pursuant to Section 13.6 of the Indenture, the Company and Vishay, as the issuer of common stock into which, following the Merger, the Notes became convertible, entered into the First Supplemental Indenture dated as of November 2, 2001 (the "First Supplemental Indenture") with the Trustee to provide for the issuance of Vishay common stock upon conversion of the Notes; and

                  WHEREAS, pursuant to Section 9.2 of the Indenture, the Company and the Trustee may amend the Indenture, with the consent of Holders of not less than a majority in principal amount of the outstanding Notes, to change any of the provisions of the Indenture; and

                  WHEREAS, the Company and Vishay would like to amend Section
4.6 of the Indenture to provide the Trustee with Vishay's financial statements instead of the Company's financial statements; and

                  WHEREAS, the Company has received consents from Holders of at least a majority in aggregate principal amount of the Notes to the proposed amendment pursuant to the consent solicitation contained in the Offer to Purchase and Consent Solicitation Statement, dated December 7, 2001; and

                  WHEREAS, all conditions and requirements necessary to make this Second Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized; and

                  WHEREAS, for all purposes of this Second Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Second Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture;



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                  NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes, as follows:

                                   ARTICLE ONE
                           AMENDMENTS TO THE INDENTURE

                  Section 1.1 Reports. Section 4.6 of the Indenture is hereby amended in its entirety to read as follows:

                  "REPORTS.

                  Whether or not Vishay is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee within 15 days after Vishay is or would have been required to file such with the SEC, annual and quarterly consolidated financial statements of Vishay substantially equivalent to financial statements that would have been included in reports filed with the SEC if Vishay were subject to the requirements of
Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Vishay's certified independent public accountants as such would be required in such reports to the SEC and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates)."

                  Section 1.2 Other. All of the provisions of Article IV shall continue in full force and effect as amended by this Second Supplemental Indenture.

                                   ARTICLE TWO

                                  MISCELLANEOUS

                  Section 2.1 Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all their terms shall remain in full force and effect.

                  Section 2.2 Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

                  Section 2.3 Successors and Assigns. All agreements of the Company in this Second Supplemental Indenture shall bind its successors and assigns. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors and assigns.



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                  Section 2.4 Multiple Counterparts. This Second Supplemental
Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

                  Section 2.5 Effectiveness and Operativeness. The provisions of this Second Supplemental Indenture shall become effective immediately upon the execution and delivery by the Trustee of this Second Supplemental Indenture.

                  Section 2.6 Trustee's Disclaimer. Except for the first recital contained herein, the recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

                  Section 2.7 Vishay. Vishay is executing this Second Supplemental Indenture solely for the purpose of satisfying Section 4.6 of the Indenture, as amended by this Second Supplemental Indenture, and not for any other purpose.



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                  IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be duly executed, all as of the date first written above.


                      GENERAL SEMICONDUCTOR, INC.


                      By: /s/ Avi D. Eden
                         ---------------------------
                             Name: Avi D. Eden
                             Title: Vice Chairman and Executive Vice President

                      VISHAY INTERTECHNOLOGY, INC.


                      By: /s/ Avi D. Eden
                         ---------------------------
                             Name: Avi D. Eden
                             Title: Vice Chairman and Executive Vice President

                      THE BANK OF NEW YORK,
                      as trustee


                      By: /s/ Julie Salovitch-Miller
                         ---------------------------
                             Name: Julie Salovitch-Miller
                             Title: Vice President